Exhibit 10.41

***Text Omitted and Filed Separately

Confidential Treatment Requested

Under C.F.R. §§ 200.80(b)(4) and 240.24b-2

ASSET PURCHASE AGREEMENT

between

Applied Micro Circuits Corporation

(as “Buyer”),

and

International Business Machines Corporation,

(as “Seller”)

Dated: September 28, 2003

TABLE OF CONTENTS

Article I.	Purchase and Sale of Assets	5

1.1.	Transferred Assets and Transferred Contracts	5

1.2.	Excluded Assets	5

1.3.	Consideration	5

1.4.	Assumed Liabilities	6

Article II.	Closing	6

2.1.	Closing Date	6

2.2.	Closing Statement	7

Article III.	Tax Matters	7

3.1.	Allocation of Purchase Price	7

3.2.	Filing of Returns and Payment of Taxes	8

3.3.	Refunds and Credits	8

3.4.	Transfer Taxes	8

Article IV.	Additional Covenants and Agreements	8

4.1.	Solicitation of Employees	8

4.2.	Further Action	9

4.3.	Post Closing Payments	9

4.4.	Consents, Novations and Subcontracted Work	9

4.5.	Product Warranty Services	10

4.6.	Excluded Liabilities	11

4.7.	Provision of Omitted Assets	11

4.8.	Permitted Liens	11

Article V.	Representations and Warranties of Buyer	11

5.1.	Incorporation	11

5.2.	Authority	11

5.3.	No Conflict	12

5.4.	Governmental Consents	12

5.5.	No Broker	12

Article VI.	Representations and Warranties of Seller	12

6.1.	Incorporation	12

6.2.	Authority	13

6.3.	No Conflict	13

6.4.	Governmental Consents	13

6.5.	No Broker	13

6.6.	Title to Personal Property	14

6.7.	Litigation	14

6.8.	No Rights In Others To Transferred Assets	14

6.9.	Contracts	14

6.10.	Warranties	14

6.11.	Other Information	15

6.12.	Transferred Contract Consents	15

6.13.	Revenues	15

6.14.	Inventory	15

Article VII.	Conditions to Buyer’s Obligations	15

7.1.	Representations and Warranties	15

7.2.	Consents, Approvals and Injunctions	16

7.3.	Governmental Rule	16

7.4.	Operative Agreements	16

7.5.	Closing Documents	16

7.6.	Proceedings	16

Article VIII.	Conditions to Seller’s Obligations	17

8.1.	Payment of Purchase Price	17

8.2.	Representations and Warranties	17

8.3.	Consents, Approvals and Injunctions	17

8.4.	Operative Agreements	17

8.5.	Closing Documents	17

8.6.	Proceedings	18

Article IX.	General Matters	18

9.1.	Survival of Representations and Warranties	18

9.2.	Limitation of Liability	18

9.3.	Public Announcements	19

9.4.	Costs	19

9.5.	[…***…]	19

9.6.	Modification and Waiver	19

9.7.	Governing Law	20

9.8.	Notices	20

9.9.	Bulk Sales	21

9.10.	Assignment	21

9.11.	Counterparts	21

9.12.	No Third Party Beneficiaries	21

9.13.	Entire Agreement	21

Schedules:

Schedule A	Additional Permitted Liens

Schedule 1.1.	Transferred Assets

Schedule 1.4.	Assumed Liabilities

Schedule 3.1.	Allocation of Purchase Price

Schedule 4.4.	Required Consents to Assignment/Novation

Schedule 6.7.	Litigation

Schedule 6.13.	Revenues

Exhibits:

Exhibit A	Assignment and Assumption Agreement

Exhibit B	Bill of Sale

Exhibit C	Schedule of Disclosures and Exceptions

*	Confidential Treatment Requested

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), executed and dated as of September 28, 2003, by and between Applied Micro Circuits Corporation, a Delaware corporation (“Buyer”), and International Business Machines Corporation, a New York corporation (“Seller” or “IBM”).

W I T N E S S E T H:

WHEREAS, Seller wishes to sell certain Transferred Assets (as defined herein) and assign certain Transferred Contracts used in the development and sale of certain switch fabric products; and

WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell and transfer to Buyer, the Transferred Assets and the Transferred Contracts for the purchase price and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements, representations and warranties hereinafter set forth, Buyer and Seller hereby agree as follows:

Definitions.

Certain Definitions. As used in this Agreement, the following terms shall have the meanings specified below.

“Affiliate” shall mean, as to any Person, any other Person which is controlling, controlled by or under common control with such Person.

“Allocation Statements” shall have the meaning set forth in Section 3.1.

“Assumed Liabilities” shall have the meaning set forth in Section 1.4.

“Assumption Agreement” shall mean the Assignment and Assumption Agreement in the form set out in Exhibit “A” to be entered into by the Buyer and the Seller on the Closing Date and by which Buyer assumes the Assumed Liabilities.

“Bill of Sale” shall mean the Bill of Sale in the form set out in Exhibit “B” to be entered into by the Buyer and Seller on the Closing Date.

“Burdensome Condition” shall mean any action taken, or credibly threatened, by or before any Governmental Authority or other Person to challenge the legality of the transactions contemplated by the Operative Agreements or that would otherwise deprive a Party of the material benefit of any such transaction, including (i) the pendency of an investigation by a Governmental Authority (formal or informal), (ii) the institution of any litigation, or threat thereof, (iii) an order by a Governmental Authority of competent jurisdiction preventing consummation of the transactions contemplated by the Operative Agreements or placing material conditions or limitations upon such consummation, or (iv) the issuance of any subpoena, civil investigative demand or other request for documents or information relating to such transactions which request is unreasonably burdensome in the reasonable judgment of the applicable Person.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Statement” shall have the meaning set forth in Section 2.2.

“Code” shall have the meaning set forth in Section 3.1.

“Confidentiality Agreement” shall mean that […***…].

“Custom Sales Agreement” shall mean the […***…].

“Date of Execution” shall mean the date this Agreement and the other Operative Agreements identified for signature in accordance with their terms on that date are signed.

“Disclosure Schedule” shall have the meaning set forth in the Schedule of Disclosures and Exceptions to this Agreement.

“Effective Date” shall mean the time the Closing has been completed.

“Final Determination” shall mean (i) in respect of U.S. Federal income taxes a “determination” as defined in Section 1313(a) of the Code or the execution of an Internal Revenue Service Form 870-AD, and (ii) in respect of Taxes other than U.S. Federal income taxes, any final determination of liability in respect of a Tax which determination, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including by reason of the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

*	Confidential Treatment Requested

“Framework Agreement” shall mean […***…].

“Governmental Actions” shall mean any authorizations, consents, approvals, waivers, exceptions, variances, franchises, permissions, permits, and licenses of, and filings and declarations with, Governmental Authorities, including the expiration or termination of waiting periods imposed under the HSR Act.

“Governmental Authority” shall mean any applicable Federal, state, local or foreign court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body of competent jurisdiction.

“Governmental Rule” shall mean any applicable statute, law, treaty, rule, code, ordinance, regulation or order of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any Federal, state, local or foreign court, governmental or administrative agency or commission, or other governmental agency, authority, instrumentality or regulatory body, arbitrator or other judicial tribunal of competent jurisdiction.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In Scope Products” shall have the meaning ascribed to it under the Intellectual Property Agreement.

“Intellectual Property Agreements” shall mean the agreements entitled (i) Intellectual Property Agreement and (ii) Patent License Agreement, each between the Seller and Buyer, entered into on the Date of Execution.

“Liens” shall mean pledges, claims, liens, charges, encumbrances and security interests of any kind whatsoever.

“Limitation Amount” shall have the meaning set forth in Section 9.2.

“Operative Agreements” shall mean this Agreement, the Intellectual Property Agreements, the Custom Sales Agreement, the Transition Services Agreement, the Framework Agreement, the Bill of Sale, and the Assumption Agreement.

“Parties” shall mean Buyer and Seller.

“Party” shall mean Buyer or Seller, as applicable.

“Permitted Liens” shall mean: (i) Liens for Taxes, assessments and governmental charges due and being contested in good faith by Seller; (ii) any Liens, that individually or in the aggregate, are not substantial in character or amount or do not materially adversely affect the value of the Transferred Assets; (iii) Liens for Taxes either not due and

*	Confidential Treatment Requested

payable or due but for which notice of assessment has not been given, or which may thereafter be paid without penalty; (iv) any statutory Liens claimed or held by any Governmental Authority that have not at the time been filed or registered against title to the Transferred Assets or that relate to obligations that are not due or delinquent; (v) any imperfections of title or similar Liens, if any, which imperfections of title or similar Liens do not materially impair the use of the assets to which they relate; (vi) Liens created or granted by Buyer or otherwise arising in respect of claims against the Buyer (and not the Seller); and (vii) any Liens described on Schedule A.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Purchase Price” shall have the meaning set forth in Section 1.3.

“Subcontracted Work” shall have the meaning set forth in Section 4.4.

“Subsidiary” of any Person shall mean a corporation, company, or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right to direct, or cause the direction of, the management or policies of such entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

“Tax” or “Taxes” shall mean all taxes, imposts, duties, withholdings, charges, fees, levies, or other assessments imposed by any Governmental Authority or taxing authority, whether domestic or foreign (including but not limited to, income, excise, property, sales, use, transfer, conveyance, payroll or other employment related tax, license and registration fees, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, severance or estimated severance, stamp taxes, taxes based upon or measured by capital stock, net worth or gross receipts and other taxes), together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts and any obligations under any agreement or arrangements with any Person with respect to such amounts.

“Transferred Assets” shall mean […***…].

“Transferred Contracts” shall mean […***…].

“Transition Services Agreement” shall mean […***…].

*	Confidential Treatment Requested

Article I. Purchase and Sale of Assets.

1.1 Transferred Assets and Transferred Contracts. Upon the terms and subject to the conditions hereof, as of the Closing Date, Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, all right, title and interest of Seller in and to the (i) Transferred Assets (in the case of inventory, subject to the Closing Statement adjustments) and (ii) the rights and benefits associated with the Transferred Contracts (subject to the provisions of Section 4.4). The Transferred Assets and the Transferred Contracts (subject to Section 4.4 and any obligations of confidentiality) will be made available on the Closing Date, where then located as identified by Seller to Buyer in writing, it being understood and agreed that for (a) any equipment on loan to a customer and located at a customer’s facility, such equipment will remain at the customer’s facililty pursuant to, and in accordance with, the terms and conditions of the applicable loan agreement between Seller and customer and (b) for all Transferred Assets other than those in the foregoing subsection (a), Seller will, on the Effective Date, ship (Ex Works Seller’s facility) such Transferred Assets to the Buyer.

1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, any assets which are not Transferred Assets or Transferred Contracts will be retained by Seller and are excluded from the transaction, including (i) any interest in any contractual arrangement with any Affiliate of Seller, (ii) any interests of Seller in real property or any fixtures, and (iii) all accounts receivables in respect of goods or services to the extent shipped or provided by Seller or Seller’s Affiliates, directly or indirectly, prior to the end of the Closing Date. All intellectual property matters related to this transaction are addressed exclusively in the Intellectual Property Agreements and no intellectual property matters are included in the subject matter of this Agreement.

1.3 Consideration. The purchase price to be paid by Buyer to Seller for the Transferred Assets and the Transferred Contracts shall be […***…] (the combined amounts, hereafter referred to as the “Purchase Price”). In addition to the Purchase Price and Buyer’s assumption of Assumed Liabilities under the terms and subject to the conditions of this Agreement, the consideration to be paid at Closing for the matters set forth in the Intellectual Property Agreements shall be […***…]. Therefore, on the Closing Date, Buyer shall pay to Seller the aggregate amount set forth in this Section 1.3, which is […***…] , by electronic funds transfer, such sum in immediately available funds. All payments shall be made in United States dollars. The Purchase Price shall be paid to the following account:

[…***…]

*	Confidential Treatment Requested

The consideration for the Intellectual Property Agreements shall be paid to the following account:

[…***…]

1.4 Assumed Liabilities. Upon the terms and subject to the conditions hereof, as of the Closing, Seller will assign and transfer to Buyer, and Buyer will accept and assume, and thereafter shall fully perform and discharge, on a timely basis and in accordance with their respective terms and conditions, only (a) the liabilities, obligations and commitments of Seller listed on Schedule 1.4. hereto (including the Transferred Contracts) but only to the extent such obligations (i) do not arise from or relate to any breach by Seller of any provision of any of such Transferred Contracts and (ii) do not arise from or relate to any event, circumstance or condition occuring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Transferred Contracts, (b) any warranty obligations of Seller for any In Scope Products sold, by Seller to any customers or distributors prior to Closing, including but not limited to, those warranty obligations listed in Schedule 1.4 hereto, and (c) the existing software maintenance obligations of Seller listed in Schedule 1.4 with respect to software licensed, by Seller prior to Closing, in connection with any In Scope Product, it being understood, in the case of (a) and (b) above, that Buyer shall perform such warranty or maintenance service obligations on behalf of and for Seller and Buyer will have no direct obligation or liability to Seller’s customers or distributors on account of such warranty or maintance obligations of the Seller or its Affiliates. (collectively, subsections (a), (b), (c) referred to as the “Assumed Liabilities”). Except for the Assumed Liabilities, Buyer is not assuming any liability, obligation or commitment of any nature of Seller related to Seller’s or its Affiliates’ operations or sales of the In Scope Product prior to the Closing date, and any such liability, obligation or commitment of the Seller or its Affiliates shall be an Excluded Liability. For purposes of this Agreement, all liabilities of Seller and any of its Affiliates not expressly listed in the definition of Assumed Liabilities, or expressly excluded from the definition of Assumed Liabilities under subsections (i) and (ii) of this Section 1.4, are referred to as “Excluded Liabilities.”

Article II. Closing

2.1 Closing Date. Subject to the conditions set forth in Articles VII and VIII below, the closing of the transaction provided for in this Agreement (the “Closing”) shall take place at the offices of Seller on or before September 30, 2003 (the “Closing Date”). All transactions provided for herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 11:59 p.m. (Eastern Standard Time) on the Closing Date.

*	Confidential Treatment Requested

Notwithstanding anything to the contrary contained herein or in any of the Operative Agreements, in the event that the Closing shall not have been consummated by September 30, 2003, time being of the essence, then this Agreement and all other Operative Agreements (other than the Confidentiality Agreement) shall be deemed automatically terminated and null and void, without further action by either party, and there shall be no right, liability or obligation on the part of Seller or Buyer, except that Buyer shall immediately return to Seller any deliverables or other items Seller may have previously provided by Seller to Buyer under any of the Operative Agreements

2.2 Closing Statement. […***…] days after Closing, the Seller, with reasonable assistance from the Buyer, will prepare and deliver to Buyer a closing statement for the physical assets that constitute the Transferred Assets (the “Closing Statement”), as of the Closing Date. The purpose of the Closing Statement is to correctly reflect any changes in the listing of the inventory included in the Transferred Assets, which occur in the ordinary course of Seller’s business, between the Date of Execution and the Closing . The Closing Statement shall become final and binding upon the Parties unless Buyer gives written notice of its disagreement, which disagreement shall be based solely on the accuracy of the number of items included on or excluded from the Closing Statement, within […***…] days following Buyer’s receipt of the Closing Statement. Any such notice shall specify in reasonable detail the nature of any disagreement so asserted. Unless the Buyer agrees in writting, in no event will any assets be added to the list of Transferred Assets. In no event will any adjustment be made to the Purchase Price pursuant to this section.

Article III. Tax Matters

3.1 Allocation of Purchase Price. Except as otherwise required pursuant to a Final Determination, Buyer and Seller agree to act in accordance with the allocations of the Purchase Price set forth in Schedule 3.1 (the “Allocation Statements”) for all Tax purposes, including for purposes of any Returns, including any forms or reports (including IRS Form 8594) required to be filed pursuant to Section 1060 of the relevant version of the Internal Revenue Code (the “Code”) or any comparable provision of local, state or foreign law, to refrain from taking any position inconsistent with any such Return or the Allocation Statements, and to cooperate in the preparation of any such Section 1060 or comparable forms or reports and to timely file such Section 1060 or comparable forms or reports in the manner required by applicable law.

[…***…] shall prepare the Form 8594 under Section 1060 of the Code based on the Allocation Statements and deliver such form and all documentation used in the preparation and support of such form to […***…] within […***…] after the Closing Date.

*	Confidential Treatment Requested

Buyer and Seller shall, and shall cause their respective Affiliates to cooperate with respect to Tax matters.

3.2 Filing of Returns and Payment of Taxes. [...***...] shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax returns, reports and forms (herein “Tax Returns”) and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets attributable to any taxable period which ends on or prior to the Closing Date (herein “Pre-Closing Tax Period”). […***…] shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets attributable to taxable periods which are not part of the Pre-Closing Tax Period. If, in order to properly prepare its Tax Returns or other documents required to be filed with Governmental Authorities, it is necessary that a party be furnished with additional information, documents or records relating to the Transferred Assets, both Seller and Buyer agree to use reasonable efforts to furnish or make available such non-privileged information at the recipient’s request, cost and expense provided, however, that no party shall be entitled to review or examine the Tax Returns of any other party.

For purposes of this Section 3.2, in the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the Taxes for the Pre-Closing Tax Period shall be computed as if the Pre-Closing Tax Period ended as of the close of business on the Closing Date and the amount of Taxes for taxable periods that are not party of the Pre-Closing Tax Period shall be the excess, if any, of (x) the Taxes for the Straddle Period over (y) the Taxes for the Pre-Closing Tax Period.

3.3 Refunds and Credits. Any refunds and credits attributable to the Pre-Closing Tax Period shall be for the account of the [...***...] and any refunds and credits attributable to the period that is not part of the Pre-Closing Tax Period shall be for the account of the [...***...].

3.4 Transfer Taxes. All Taxes that are transfer, documentary, sales, use, registration, value-added or real estate transfer taxes, or any similar taxes and related fees incurred in connection with this Agreement and the other Operative Agreements and the transactions contemplated hereby and thereby shall be borne […***…]. To the extent legally able to do so, Buyer and Seller shall cooperate with each other to obtain exemptions from such Taxes, provided that neither Party shall be obligated to seek any exemption that would require any governmental audit of its books and records.

Article IV. Additional Covenants and Agreements

4.1 Solicitation of Employees. Buyer agrees that, for a period of […***…] from the Closing Date, it will not, without the Seller’s written consent, directly or indirectly, solicit for employment any employee of Seller (or any of its Subsidiaries) employed in the [...***...]

*	Confidential Treatment Requested

[…***…] (other than the Transferred Employees as such term is defined under the Business Sale Agreement, which is attached to the Framework Agreement), as amended if so, any time during the period described in this Section 4.1,

Seller agrees that, for a period of […***…] from the Closing Date, […***…] will not, without the Buyer’s written consent, directly or indirectly, solicit for employment […***…]. For purposes of this Section 4.1, the term “solicit for employment” shall not include general employment advertising or the use of any independent employment agency or search firm not specifically directed to employees of the other Party (or any of its Subsidiaries).

4.2 Further Action. The Parties each agree to execute and deliver after the Closing Date such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable, in the opinion of the Parties’ counsel, in order to consummate or implement expeditiously the transactions contemplated hereby.

4.3 Post-Closing Payments. The Parties acknowledge that, for a period of […***…] after the Closing Date, Seller may make payments to third parties on behalf of Buyer associated with the Transferred Assets and Assumed Liabilities. Buyer agrees to reimburse Seller for such payments […***…] receipt of an invoice from Seller provided […***…]. Seller shall invoice Buyer monthly on the […***…] of each month. If Buyer disputes such invoice on the basis that such payment did not relate to the Transferred Assets or the Assumed Liabilities, Buyer shall, within […***…] of receiving such invoice, give notice to Seller of such dispute and the Parties shall attempt to immediately resolve such dispute. All amounts payable by Buyer to Seller pursuant to this Section 4.3, shall be paid in immediately available funds in U.S. dollars to Seller’s account set forth in Section 1.3. Any payments to third parties on behalf of Buyer associated with the Transferred Assets and Assumed Liabilities after the expiration of the […***…] period require Buyer’s prior written consent.

4.4 Consents, Novations and Subcontracted Work. Buyer and Seller shall use reasonable efforts to obtain, as soon as practicable, all requisite consents to transfers, assignments and novations, as the case may be, of all of the Transferred Assets, Transferred Contracts and the Assumed Liabilities. Buyer shall cooperate with Seller (including, where necessary, entering into appropriate instruments of assumption as shall be agreed upon) to have Seller released from all liability to the contract counterparty with respect to the Assumed Liabilities, and the Parties will each solicit such releases concurrently, in a manner acceptable to the Parties, with the solicitation of consents from third parties to the transfer, assignment and novation of the Transferred Assets, Transferred Contracts, and the Assumed Liabilities;

*	Confidential Treatment Requested

provided, that neither Party shall be required to grant any additional consideration to any third party in order to obtain any such consent, novation, assignment or release. For any Assumed Liabilities for which Seller has any secondary liability to third parties, Buyer shall, upon prior written notice from Seller, provide Seller reasonable access and information in order for Seller to ascertain continuing compliance by Buyer with all contract terms and conditions applicable thereto. The consents to transfers, assignments and novations identified by the Parties as of the Date of Execution, if any, are listed on Schedule 4.4. If any such required consents and novations can be secured with the incurring of reasonable costs, Seller agrees to pay any such costs (excluding those of the Buyer). Where a Transferred Contract has not been assigned to Buyer on the Closing Date, the Parties agree to enter into such other arrangements, effective on the Closing Date, with respect to the underlying rights and obligations as shall permit Buyer to perform the obligations of Seller thereunder, as a subcontractor or otherwise, and Buyer to obtain the material benefit thereof (the “Subcontracted Work”) without regard to any costs or expenses incurred by the Seller in connection thereto other than (i) any costs or expenses to which Seller is entitled to payment or reimbursement under any of the other Operative Agreements or (ii) costs and expenses that would have been incurred by the Buyer had the applicable Transferred Contract been assigned to the Buyer on the Closing Date ; and until the requisite consents and novations are obtained, such obligations will not be deemed to be included in the Assumed Liabilities and nothing contained herein will be deemed to create an obligation or relationship that would constitute a breach of the contract underlying such rights and obligations. For the avoidance of doubt, “material benefit” as used in this Section 4.4 shall expressly include any payments received by Seller under the Transferred Contracts after the Closing Date for any products shipped under the Transferred Contracts after the Closing Date (i) directly by Buyer or (ii) by Seller on behalf of Buyer using inventory, including that listed on Schedule 1.1, provided, directly or indirectly, by Buyer. Buyer agrees to diligently perform and discharge the obligations of Seller in connection with the Subcontracted Work directly, or indirectly through Seller, as applicable and to the extent that consents to transfer, assignment and novation are obtained after the Closing, the Parties agree that such obligations will no longer be considered to be Subcontracted Work after such time, but will instead be deemed to be Assumed Liabilities for all purposes of this Agreement.

4.5 Product Warranty Services. Seller shall pay Buyer within […***…] after receipt of invoice from Buyer, for the actual reasonable cost of (a) warranty services performed by Buyer with respect to In Scope Products sold by Seller or its Affiliates prior to the Closing Date and (b) software maintenance services performed by Buyer with respect to any software maintenance obligations of Seller listed in Schedule 1.4 with respect to software licensed by Seller prior to the Closing Date. Within […***…] after the Closing Date, Buyer and Seller shall establish a reasonable mutually agreeable process pursuant to which Buyer shall provide such warranty services, it being understood that […***…]. At a minimum, such process shall address establishing warranty run rates and failure rate expectations for each product. In addition, neither Buyer’s obligation to provide such warranty services, nor Seller’s obligation to pay for such warranty services, shall cover claims occurring after the maximum applicable warranty period.

*	Confidential Treatment Requested

4.6 Excluded Liabilities. Seller acknowledges and agrees that Seller shall retain responsibility for the Excluded Liabilities and that neither Buyer nor any of Buyer’s Affiliates shall have any liability or obligation for any such Excluded Liabilities.

4.7 Provision of Omitted Assets. If within […***…] after the Closing Date of this Agreement the Buyer or Seller believes that certain tangible assets or material contracts (other than any vendor contracts, distributor contracts, or any contracts regarding intellectual property matters) exclusively or primarily used in the sale of the In Scope Products as of the Closing Date were omitted from Schedule 1.1 or Schedule 1.4, respectively, then the Parties will work in good faith to agree upon such omitted assets (the “Omitted Assets”). Once identified and agreed to, the Parties will, subject to Section 4.4, amend the necessary documents and the Seller shall, at its sole expense, promptly deliver (or transfer in the case of any contracts) such Omitted Assets to Buyer so as to remedy such error or omission. So long as there is no dispute as to whether a particular asset is an Omitted Asset, and the Parties have amended the necessary documents and the Seller has promptly transferred to Buyer such Omitted Assets, Seller shall have no further obligation or liability to Buyer regarding such Omitted Assets.

4.8 Permitted Liens. Seller shall reimburse Buyer for the actual reasonable costs incurred by Buyer to discharge any Permitted Lien existing as of the Closing Date that adversely affects the value or Buyer’s use of a Transferred Asset; provided, however, that Buyer must first give Seller at least […***…] prior written notice of Buyer’s intention to discharge the Permitted Lien and an opportunity for Seller, at its option and expense, to attempt to discharge the underlying Permitted Lien during such […***…] period; provided further that Seller shall have no obligation under this Section 4.8 to discharge any Lien that is created or granted by Buyer.

Article V. Representations and Warranties of Buyer

Buyer hereby represents and warrants, as of the date of the Agreement and of the Closing Date, to Seller as follows:

5.1 Incorporation. Buyer is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business.

5.2 Authority. Buyer has the requisite corporate power and authority to execute and deliver each of the Operative Agreements and to perform its obligations under each such agreement. Each of the Operative Agreements has been duly and validly authorized, executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer in accordance with its respective terms. No other corporate proceedings on the part of Buyer are necessary to authorize the Operative Agreements and the transactions contemplated thereby.

*	Confidential Treatment Requested

5.3 No Conflict. The execution and delivery by Buyer of each of the Operative Agreements does not, and the performance of its obligations thereunder, will not:

(a) conflict with, or result in a breach of, any of the provisions of Buyer’s articles of incorporation or by-laws;

(b) breach, violate or contravene any Governmental Rule, or create any right of termination or acceleration or encumbrance, that, singly or in the aggregate, would have a material adverse effect on the authority or ability of Buyer to perform its obligations under this Agreement, the Confidentiality Agreement, the Custom Sales Agreement, the Intellectual Property Agreements, and the Assumption Agreement or the Assumed Liabilities; and

(c) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which Buyer is a Party or by which Buyer or any of its properties may be affected or bound that, singly or in the aggregate, would have a material adverse effect on the authority or ability of Buyer to perform its obligations under this Agreement, the Confidentiality Agreement, the Custom Sales Agreement, the Intellectual Property Agreements, and the Assumption Agreement or the Assumed Liabilities.

5.4 Governmental Consents. Other than compliance with the HSR Act pre-notification requirements, if required, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Buyer is required in connection with the execution or delivery by Buyer of this Agreement, the Intellectual Property Agreements, or the Assumption Agreement, or the consummation by Buyer of the transactions contemplated by any of the foregoing.

5.5 No Broker. Buyer has not engaged any corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of the Operative Agreements or the consummation of the transactions contemplated thereby, and Buyer shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Buyer in connection with the transactions contemplated thereby.

Article VI. Representations and Warranties of Seller

Except as set forth on the disclosure schedule delivered by Seller to Buyer (the “Disclosure Schedule”), Seller hereby represents and warrants, as of the date of the Agreement and of the Closing Date, to Buyer as follows:

6.1 Incorporation. Seller is a duly incorporated and validly existing corporation in good standing under the laws of the State of New York, with all requisite corporate power and authority to own its properties and conduct its business, and is duly qualified in each jurisdiction in which its ownership of property requires such qualification except where the failure to so qualify would not have a material adverse effect upon the Transferred Assets.

6.2 Authority. Seller has the requisite corporate power and authority to execute and deliver the Operative Agreements and to perform its obligations under each of the foregoing. Each of the Operative Agreements has been duly and validly authorized, executed and delivered by Seller and constitutes the valid and binding agreement of Seller in accordance with its respective terms. No other corporate proceedings on the part of Seller are necessary to authorize the Operative Agreements and the transactions contemplated by any of the foregoing.

6.3 No Conflict. The execution and delivery by Seller of each of the Operative Agreements does not, and the performance by Seller of its obligations thereunder will not:

(a) conflict with, or result in a breach of, any of the provisions of its Articles of Incorporation or By-laws;

(b) breach, violate or contravene any Governmental Rule, or create any right of termination or acceleration or encumbrance, that, singly or in the aggregate, would have a material adverse effect on (i) its authority or ability to perform its obligations under this Agreement, the Confidentiality Agreement, the Custom Sales Agreement, the Intellectual Property Agreements, the Assumption Agreement or the Bill of Sale; or (ii) the Transferred Assets; and

(c) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which it is a party or by which it or any of the Transferred Assets may be bound that, singly or in the aggregate, would have a material adverse effect on (i) its authority or ability to perform its obligations under this Agreement, the Confidentiality Agreement, the Custom Sales Agreement, the Intellectual Property Agreements, the Assumption Agreement or the Bill of Sale; or (ii) the Transferred Assets (except for agreements and instruments that require the consent or approval of a third party for the transactions contemplated by this Agreement).

6.4 Governmental Consents. Other than compliance with the HSR Act pre-notification requirements, if required, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Seller is required in connection with the execution or delivery by Seller of the Operative Agreements or the consummation by Seller of the transactions contemplated by any of the foregoing.

6.5 No Broker. Seller has engaged no corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of the Operative Agreements or the consummation of the transactions contemplated thereby, and Seller shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Seller in connection with the transactions contemplated thereby.

6.6 Title to Personal Property. Seller has good and marketable title to all tangible personal property listed on Schedule 1.1 hereto, free and clear of any Liens other than Permitted Liens. At the Closing, Seller will transfer to the Buyer good and marketable title to all Transferred Assets, free and clear of any Liens other than Permitted Liens.

6.7 Litigation. Except as disclosed on Schedule 6.7, there are no actions, suits, proceedings or investigations pending or, to Seller’s knowledge, threatened in a writing to Seller against or directly affecting the Transferred Assets, at law or in equity, including any administrative proceedings or condemnation actions with any regulatory authority, which in the aggregate would have a material adverse effect on the Transferred Assets. There is no existing default by Seller with respect to any judgment, order, writ, injunction or decree of any Governmental Authority or arbitrator that materially adversely affects the Transferred Assets.

6.8 No Rights In Others To Transferred Assets. Neither Seller nor any Affiliate of Seller is party to any outstanding contracts or other arrangements giving any Person any present or future right to require Seller to transfer to any Person any ownership or possessory interest in, or to grant any lien on, any of the Transferred Assets, other than pursuant to this Agreement.

6.9 Contracts. Schedule 1.4. contains a true and complete list of all Transferred Contracts. Seller has performed or is performing all material obligations required to be performed by it under such contracts and is not (with or without notice, lapse of time or both) in breach or default in any material respect thereunder; and, to the knowledge of Seller, no other party to any of such contracts is (with or without notice, lapse of time or both) in breach or default in any material respect thereunder. Except for any such contracts that have expired as of the Closing Date, the contracts listed on Schedule 1.4 remain in full force and effect, and […***…], Seller has not received any notice or other written communication from the other contracting party that IBM is in possible breach or default of any obligation thereunder.

[…***…], Seller used all commercially reasonable efforts to identify all material: sales contracts; outbound software licenses; equipment loan agreements; and vendor contracts (other than any contracts relating to development or intellectual property matters.) of Seller that are exclusively or primarily related to those certain In Scope Products (as such capitalized term is defined in Schedule “A” of the IPA) being sold by Seller as of the Closing Date; provided, however, that nothing in the foregoing sentence shall be deemed or interpreted to modify Section 4.7 or the definition or scope of Transferred Contracts.

6.10 WARRANTIES. […***…].

*	Confidential Treatment Requested

6.11 Other Information. This Agreement, the Exhibits, Appendices and Schedules hereto, as each may be amended prior to the Closing, and all certificates delivered to Buyer and its representatives from Seller at Closing in connection with this Agreement do not and will not contain any untrue statement of any material fact and do not and when delivered will not omit to state a material fact necessary to make the statement herein or therein not misleading.

6.12 Transferred Contract Consents. Schedule 4.4 sets forth a correct and complete list of all the Transferred Contracts that require third party consent to transfer or otherwise assign to Buyer.

6.13 Revenues. […***…], Schedule 6.13 represents in all material respects […***…] the gross revenues of the In Scope Products for the relevant periods set forth in Schedule 6.13.

6.14 Inventory. On the Closing Date, the inventory included in the Transferred Assets as set forth in Schedule 1.1 is of such a quality to be useable and saleable by Seller in the ordinary course of business. […***…].

Article VII. Conditions to Buyer’s Obligations

The obligation of Buyer to consummate the transactions contemplated herein is subject to the satisfaction (or waiver by Buyer) of the conditions set forth below in this Article.

7.1 Representations and Warranties. Subject to Section 9.2, the representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Date of Execution and as of the Closing Date with the same effect as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time. Seller shall have performed in all material respects its respective covenants and agreements contained in this Agreement and the other Operative Agreements required to be performed at or prior to the Closing.

*	Confidential Treatment Requested

7.2 Consents, Approvals and Injunctions.

(a) Seller shall have obtained or made all consents, approvals, orders, licenses, permits and authorizations of, and registrations, declarations and filings with, any Governmental Authority or any other Person required to be obtained or made by or with respect to the Transferred Assets in connection with the execution,, delivery and performance of this Agreement.

(b) No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the transfer of the Transferred Assets or Assumed Liabilities.

(c) No action or proceeding challenging the transactions or any provision of this Agreement or the other Operative Agreements shall be pending or threatened against any party.

(d) No Burdensome Condition shall exist with respect to Buyer in connection with the transactions contemplated by the Operative Agreements.

7.3 Governmental Rule. No Governmental Rule shall have been instituted, issued or proposed to restrain, enjoin or prevent the transfer of the Transferred Assets as contemplated hereby or to invalidate, suspend or require modification of any material provision of any Operative Agreement.

7.4 Operative Agreements. Seller shall have entered into each of the Operative Agreements to be executed by it and each such Operative Agreement shall be in full force and effect without breach thereunder.

7.5 Closing Documents. Seller shall have delivered to Buyer the following documents:

(a) a certificate of Seller, dated the Closing Date, to the effect that Seller’s representations and warranties in this Agreement are true and correct and that all actions required to be taken by Seller prior to the Closing have been duly taken; and

(b) a certificate of the secretary or assistant secretary of Seller, dated the Closing Date, […***…].

7.6 Proceedings. All corporate and legal proceedings taken by Seller in connection with the execution of the Operative Agreements and the transfer of the Transferred Assets shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received all such certified or other copies of all such documents as it shall have reasonably requested.

*	Confidential Treatment Requested

Article VIII. Conditions to Seller’s Obligations.

The obligations of Seller to consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver by Seller) of the conditions set forth below in this Article.

8.1 Payment of Purchase Price. The payment of the Purchase Price in the manner specified in Section 1.3, and any other consideration set forth in Section 1.3 or the other Operative Agreements due at Closing.

8.2 Representations and Warranties. The covenants, agreements, representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the Date of Execution and as of the Closing Date with the same effect as if made at and as of the Closing Date.

8.3 Consents, Approvals and Injunctions.

(a) Buyer shall have obtained or made all consents, approvals, orders, licenses, permits and authorizations of, and registrations, declarations and filings with, any Governmental Authority or any other Person required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Operative Agreements and the Closing.

(b) No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the transfer of the Transferred Assets or the Assumed Liabilities or invalidate or suspend any provision of the Operative Agreements.

(c) No Burdensome Condition shall exist with respect to Seller in connection with the transactions contemplated by the Operative Agreements.

8.4 Operative Agreements. Buyer shall have entered into each of the Operative Agreements to be executed by it and each such Operative Agreement shall be in full force and effect without breach thereunder.

8.5 Closing Documents. Buyer shall have delivered to Seller the following documents:

(a) a certificate of an authorized signatory of Buyer, dated the Closing Date, to the effect that Buyer’s representations and warranties in this Agreement are true and correct and that all actions required to be taken by Buyer prior to the Closing have been duly taken; and

(b) a certificate of the secretary of Buyer, dated the Closing Date, […***…], certifying the attached copy of the By-laws of Buyer, the authorization of the execution, delivery and performance of the Operative Agreements and the resolutions adopted by the Board of Directors of Buyer authorizing the actions to be taken by Buyer under the Operative Agreements.

8.6 Proceedings. All corporate and legal proceedings taken by Buyer in connection with the transactions contemplated by the Operative Agreements and all documents and papers relating to such transactions shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller shall have received all such certified or other copies of all such documents as it shall have reasonably requested.

Article IX. General Matters.

9.1 Survival of Representations and Warranties. All representations and warranties made by the Parties in this Agreement or in any schedule, document, certificate or other instrument delivered by or on behalf of the Parties pursuant to this Agreement shall survive the Closing for a period of […***…] after the Closing Date; provided, however, that all representations and warranties relating to the Assumed Liabilities shall survive the Closing Date until […***…].

9.2 Limitation of Liability. Notwithstanding anything to the contrary set forth in the Operative Agreements, unless this section is specifically excluded from application to a specific Operative Agreement or provision in an Operative Agreement, Seller shall not be liable for any amounts with respect to the breach of any representations or warranties contained in an Operative Agreement unless and until such amounts shall exceed in the aggregate […***…] (the “Limitation Amount”) (in which case […***…]). Notwithstanding anything to the contrary set forth in the Operative Agreements, unless this section is specifically excluded from application to a specific Operative Agreement or provision in an Operative Agreement, in no event shall Seller’s liability for any causes of action arising out of, or related to any representations or warranties contained in the Operative Agreements exceed [...***...] in the aggregate; provided, however, that such limitation shall not be applicable with respect to Seller’s representation set forth in Section 6.6.

For purposes of this Section 9.2 only, reference to the Operative Agreements shall exclude […***…].

Neither Seller nor Buyer shall be responsible for any indirect, incidental, punitive, special or consequential damages whatsoever, including but not limited to loss of profits ( except to the extent such loss of profits are determined by a court of competent jurisdiction to constitute direct damages) or goodwill, , even if advised of the possibility of such damages.

*	Confidential Treatment Requested

9.3 Public Announcements. The Confidentiality Agreement between the Seller and Buyer continues to apply, and the Operative Agreements as well as the proposed transaction are subject to and confidential under that Confidentiality Agreement. For […***…] after the Closing Date, all public announcements in the form of a Press Release relating to the Operative Agreements or the transactions contemplated hereby shall be made only after consultation between the Parties, except for disclosures by either Party that in the opinion of counsel for such Party are necessary and proper under applicable law, rule or regulation (but only after the disclosing Party has taken all reasonable steps to advise the other Party about the Party’s intention to make, and the proposed contents of, such disclosures). Any direct disclosures to customers in connection with commercial relationships shall not reveal the consideration specified in Section 1.3 of this Agreement. Notwithstanding the foregoing, either Party shall have the right, in its sole discretion, to make such disclosures as it may deem necessary or advisable to any Governmental Authority. In the event of a breach or anticipatory breach of this Section 9.3. by either Party, the other Party shall be entitled, in addition to any and all other remedies available at law or in equity, to preliminary and permanent injunctive relief and specific performance without proving damages.

Each of the Parties hereto will rely on their own advisors with respect to advice regarding the tax treatment and structure of the transaction contemplated under this Agreement. The parties also recognize that under IRS regulations promulgated earlier this year with respect to tax shelters (“Tax Shelter Regulations”), a transaction may be deemed a “confidential transaction” thereunder unless the related agreements expressly permit the disclosure of the “tax treatment and tax structure” of the transaction. Therefore, notwithstanding anything to the contrary herein or in any other Operative Agreement, each of the parties agree that the other may disclose all information regarding the “tax treatment and tax structure” of the transaction contemplated under this Agreement, but only to the extent and in the manner required to avoid having the transaction contemplated under this Agreement be treated as a reportable transaction under the Tax Shelter Regulations.

9.4 Costs. […***…]. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, reasonable costs, and reasonable disbursements (in addition to any other relief to which the prevailing party may be entitled).

9.5 […***…].

9.6 Modification and Waiver. No modification or waiver of any provision of this Agreement and no consent by either Party to any departure therefrom shall be effective unless in a writing referencing the particular section of this Agreement to be modified or waived and signed by a duly authorized signatory of each Party, and the same will only then be effective for the period and on the conditions and for the specific instances and purposes specified in such writing.

*	Confidential Treatment Requested

9.7 Governing Law. This Agreement has been delivered at and shall be deemed to have been made at […***…], and shall be interpreted, and the rights and liabilities of the Parties hereto determined, exclusively in accordance with the laws of the State of [...***...] applicable to agreements executed, delivered and performed within such State, without regard to the principles of conflicts of laws thereof. Each of the Parties hereby: (i) waives trial by jury, (ii) waives any objection to […***…] venue of any action instituted hereunder, and (iii) consents to the granting of such legal or equitable relief as is deemed appropriate by any aforementioned court.

9.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and shall be effective (a) when delivered by messenger or courier, or (b) five days after deposit for mailing by registered or certified mail, postage prepaid, return receipt requested, when also transmitted by telecopy as follows:

(a)	if to Seller, to:

International Business Machines Corporation

New Orchard Road

Armonk, New York 10504

[…***…]

with a copy at the same address to:

[…***…]

(b)	if to Buyer, to:

Applied Micro Circuits Corportation

6290 Sequence Druive

San Diego, CA 92191

Attention: General Counsel

[…***…]

with a copy to:

Paul, Hastings, Janofsky & Walker

3579 Valley Centre Drive

San Diego, CA 92130

[…***…]

or to such Person or address as the Parties shall hereafter designate to the other from time to time by similar written notice.

*	Confidential Treatment Requested

9.9 Bulk Sales. Buyer hereby waives compliance by Seller with any applicable bulk sales or similar laws. Buyer shall discharge the Assumed Liabilities in accordance with their terms and Buyer agrees that Seller shall have no liability for any failure of Buyer to discharge the Assumed Liabilities in accordance with their terms.

9.10 Assignment. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the successors and assigns of the Parties; provided, that, no Party may assign its obligations, rights or privileges, in whole or in part, hereunder without the prior written consent of the other Party.

9.11 Counterparts. This Agreement may be executed by the Parties in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. Once signed by both parties, any reproduction of this Agreement made by reliable means (e.g., photocopy or facsimile) is considered an original.

9.12 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

9.13 Entire Agreement. This Agreement, together with the other Operative Agreements, comprise the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and representations, oral or written, between Buyer and Seller relating hereto and thereto. The Parties agree and acknowledge that the parties have an existing commercial relationship and that nothing in the Operative Agreements shall be construed to impair or limit the rights of the Parties under any other existing agreements between the Parties, and that nothing under any other existing agreements between the Parties shall be construed to impair or limit the rights of the Parties under the Operative Agreements.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

INTERNATIONAL BUSINESS MACHINES CORPORATION		APPLIED MICRO CIRCUITS CORPORATION

By:	[. . .***. . .]	By:	[. . .***. . .]

Name:	[. . .***. . .]	Name:	[. . .***. . .]

Title:	[. . .***. . .]	Title:	[. . .***. . .]

*	Confidential Treatment Requested